Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "KAIVAL BRANDS INNOVATIONS GROUP, INC.", FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF JULY, A.D. 2019, AT 10:05 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE SUSSEX COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE
1793 DELAWARE 1855

7044132 8100
SR# 20195960232

Authentication: 203212449
Date: 07-15-19

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:05 AM 07/15/2019
FILED 10:05 AM 07/15/2019
SR 20195960232 - File Number 7044132

CERTIFICATE OF CORRECTION TO CERTIFICATE OF OWNERSHIP AND MERGER MERGING KAIVAL BRANDS INNOVATIONS GROUP, INC. WITH AND INTO QUICK START HOLDINGS, INC.

QUICK START HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

1. A Certificate of Ownership and Merger (the "Certificate") merging Kaival Brands Innovations Group, Inc. with and into Quick Start Holdings, Inc. was filed with the Secretary of State of Delaware on June 20, 2019 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

2. The inaccuracy or defect of said Certificate is: the effective date of the merger was incorrect.

3. Article 4 of the Certificate is corrected to read as follows:

> "This Certificate of Ownership and Merger and the Merger shall become effective at 5:00 pm Eastern Standard Time on July 12, 2019."

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Correction this 12th day of July, 2019.

QUICK START HOLDINGS, INC.

By: DKPatel
Name: Nirajkumar Patel
Title: President and Chief Executive Officer